EXHIBIT 6.12

                            ANDERSON CHAMBERLIN, INC.
                               BROKERAGE AGREEMENT

This Agreement is made on (mo/dy/yr)         3/25/99
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between (Company Name)                       Dippy Foods
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(Corporate Address)                          1161 N. Knollwood Circle
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(City)                                       Anaheim
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(State, Zip)                                 CA, 92801
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(Contact Name)                               Jon Stevenson
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(Phone)            714-816-0150        (Fax)             714-816-0153
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hereinafter  referred  to  as  "Supplier",  and  Anderson  Chamberlin,  Inc.,  a
corporation organized and existing under the laws of the State of Washington, having its Corporate Office in Issaquan, King County, Washington, hereinafter referred to as "Broker".

Supplier, in consideration for the commitments and obligations set forth herein to be performed by Broker, hereby agrees that Broker shall be its exclusive sales representative in connection with all sales and/or contracts for merchandise designated herein to Costco Warehouses in the following Region/Regions:


                            SEE ATTACHED SCHEDULE "A"


The merchandise covered by this Agreement includes all products manufactured by Supplier, and, also, any additional items Supplier may stock for resale.

1. Supplier's Duties and Broker's Commissions. Supplier agrees to pay Broker's commission on such products sold and shipped to Costco within the designated regions.

     A. Commissions shall be based on the net amount of sales generated by Broker's efforts herein. Net sales shall be defined as the amount of the invoice, less any cash discounts, freight or promotional allowances.

     B.   Commissions shall be computed at the following rate or rates:

                                       5%
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     C.   Payment of all commissions  earned shall be made on or before the 15th day of the month, following the month in which the invoices subject to commissions have been paid by Costco. All commissions shall be paid in US dollars.

     D. Monthly payment of Broker's commissions shall be accompanied by an individual commission statement summary, prepared by Supplier, which includes the purchase order numbers, invoice numbers and dollar amounts on which the commissions have been computed.

     E. Supplier agrees to mail to Broker copies of any and all customer invoices or credit memos covering sales within the designated regions. Said copies shall be mailed to Broker on the date the invoices are generated by Supplier.

2. Broker's Duties. In consideration of the commissions specified herein, Broker agrees to act in accordance with the following terms and conditions:

     A. To devote its best efforts to the sale of Supplier's products during the term hereof. Broker represents that it has adequate facilities and personnel to perform the services required in this Agreement.

     B.   To make all sales subject to Supplier's prices, terms and conditions.

3. Indemnity. Supplier agrees to protect, defend, indemnify and hold harmless Broker, its subsidies and affiliated corporations and their respective directors, officers, employees and agents, from and against any and all claims, actions, liabilities, losses, costs and expenses arising out of any actual or alleged injury, sickness, disease or death of any person, damage to any property or any other damage or loss, by whomever suffered, resulting or claimed to result, in whole or in part, from any actual or alleged defect in any merchandise sold by Supplier through Broker, or for which Broker has earned a commission. The term "defect in any merchandise" as used in this Agreement shall include, but not be limited to, any actual or alleged failure of said merchandise to comply with specifications or with any express or implied warranty of Supplier, or any actual or alleged failure of such merchandise, its manufacture, possession or sale, to comply with any law, statute, ordinance or governmental administrative order, rule or regulation.

4. Insurance. Supplier shall carry and maintain during the entire term of Broker's representation of Supplier's merchandise, a broad form of comprehensive public liability insurance policy consistent with Costco requirements, and agrees to furnish Broker with a certificate of such insurance coverage showing the effective dates thereof. Broker shall be named as an Additional Insured on this policy and Supplier shall provide Broker with a current Certificate of Insurance upon policy renewal.


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5.   Independent Contractor. It is understood by the parties that Supplier shall not exercise any control over the activities or operations of Broker and that Broker is an independent contractor and free agent. It is further understood by the parties that neither Broker nor any of its employees or representatives shall be the agents of Supplier at any time, under any circumstances, for any purpose. Each party fully recognizes and agrees that neither shall owe any fiduciary duty to the other at any time, and that this Agreement in no way creates any fiduciary obligation between the parties. Supplier recognizes that Broker may occasionally represent other suppliers who manufacture similar products to those offered by Supplier.

6. Term of Agreement and Termination. This Agreement shall be for a term of one (1) year from the date hereof and shall be renewed automatically for successive terms of one (1) year thereafter, unless terminated by one of the parties. Either party may terminate this Agreement by providing sixty
     (60) days prior written notice to the other party.

     Termination of this Agreement for any reason by either party shall not void the liability of Supplier to Broker for commissions with respect to orders and contracts accepted by Supplier prior to the effective date of such termination, regardless of when such shipments are made or invoices rendered.

7. Entire Agreement. This Agreement constitutes the entire Agreement of the parties, and contains all terms and conditions agreed to by the parties. If any term or condition of this Agreement is held to be invalid, void or unenforceable by a court of competent jurisdiction, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8. Successors, Alteration and Assignment. This Agreement shall be binding upon any and all successors and assigns of Supplier and Broker, including but not limited to parties acquiring Supplier or Broker by stock acquisition, merger or acquisition of substantially all the assets of Supplier or Broker, or of the division of Supplier identified in the first paragraph of this Agreement. This Agreement may be altered only in a writing signed by both parties.

9. Applicable Law, Arbitration and Attorneys' Fees. The parties agree that this Agreement shall be interpreted according to and under the laws of the State of Washington. In the event of any dispute regarding this Agreement or the interpretation or enforcement of any of its terms, the parties agree that jurisdiction and venue over such dispute shall be King County, Washington. The parties further agree that the substantially prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs incurred in connection with any such dispute.


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IN WITNESS  WHEREOF,  the parties have executed this  Agreement the day and year first above written.

SUPPLIER:

Print Name: Jon Stevenson
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Signature:  /s/ Jon Stevenson
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Title:      President
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BROKER: ANDERSON CHAMBERLIN, INC.

Print Name: Terry Pressman
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Signature: /s/ Terry Pressman
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Title:     Executive VP of Food & Sundries
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